Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Reports Fourth Quarter 2015 Financial Results and Declares a Dividend of $0.34 Per Share

BOSTON – March 10, 2016 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”), a direct lender to lower middle market companies, today announced financial results for its fourth fiscal quarter ended Dec. 31, 2015. Additionally, THL Credit announced that its Board of Directors has declared a first fiscal quarter 2016 dividend of $0.34 per share payable on March 31, 2016, to stockholders of record as of March 21, 2016.

HIGHLIGHTS

($ in millions, except per share amounts)
Portfolio results	As of Dec. 31, 2015
Total assets	$776.4
Investment portfolio, at fair value	$754.2
Net assets	$418.9
Net asset value per share	$12.58
Weighted average yield on investments	11.2%

	Year ended Dec. 31, 2015	Quarter ended Dec. 31, 2015
Portfolio activity
Total portfolio investments made, at par	$163.9	$58.3
Number of new portfolio investments	5	3
Number of portfolio investments at end of period	55	55
Operating results
Total investment income	$94.2	$23.6
Net investment income	$47.6	$12.1
Net increase (decrease) in net assets from operations	$28.2	($4.0)
Net investment income per share	$1.41	$0.36
Dividends declared per share	$1.36	$0.34

PORTFOLIO AND INVESTMENT ACTIVITY

In the fourth quarter, THL Credit closed on three new investments totaling $43.3 million and an additional $15.0 million in follow-on investments in five existing portfolio companies.

New investments, including follow-on investments, for the fourth quarter included:

•	$17.0 million second lien term loan in Granicus Inc., a provider of fully hosted, cloud-based technology solutions to government entities;

•	$15.5 million first lien senior secured term loan and $0.8 common equity in Constructive Media, LLC and affiliated entities, an educational and game website operator;

•	$10.0 million first lien senior secured term loan in American Achievement Corporation, a supplier of K-12 and college graduation and affinity products;

•	$5.3 million first lien senior secured term loan in Charming Charlie, LLC;

•	$5.0 million equity contribution to THL Credit Logan JV, LLC (“Logan JV”); and

•	Total of $4.7 million to fund revolver and/or follow-on investments in Hart Intercivic, Inc., A10 Capital, Inc., and Gryphon Partners 3.5 L.P.

Notable realizations for the quarter included:

•	$9.0 million from the repayment of a first lien senior secured term loan in Embarcadero Technologies, Inc., including a prepayment premium;

•	$12.7 million from the sale of the remaining second lien investments in Expert Global Solutions, Inc.; and

•	$4.3 million from the sale of a remaining second lien investment in BBB Industries, Inc.

These transactions bring the total fair value of THL Credit’s investment portfolio to $754.2 million across 55 portfolio investments at the end of the fourth quarter. As of Dec. 31, 2015, THL Credit’s investment portfolio at fair value was allocated 49 percent in first lien debt, which includes unitranche investments, 23 percent in second lien debt, 9 percent in subordinated debt, 6 percent in Logan JV, 4 percent in other income-producing securities and 9 percent in equity securities. The weighted average yield on new investments made in the fourth quarter of 2015 was 10.5 percent. As of Dec. 31, 2015, the weighted average yield of the debt and income-producing securities in the investment portfolio at their current cost basis was 11.2 percent (11.3 percent including Logan JV). The weighted average yield on the debt investments alone at their current cost basis was 11.0 percent. As of Dec. 31, 2015, THL Credit had two loans on non-accrual status with an aggregate amortized cost of $25.0 million and fair value of $13.9 million, or 3.3 percent and 1.8 percent of the portfolio’s amortized cost and fair value, respectively. As of Dec. 31, 2015, 78 percent of its debt investments bore interest based on floating rates (subject to interest rate floors), such as LIBOR, and 22 percent bore interest at fixed rates.

For purposes of comparison, the portfolio as of Dec. 31, 2014, had a fair value of $784.2 million across 60 investments allocated 50 percent in first lien debt, which includes unitranche investments, 22 percent in second lien debt, 13 percent in subordinated debt, 6 percent in other income-producing equity securities,

2 percent in Logan JV and 7 percent in equity securities. The weighted average yield of the debt and other income-producing securities in the investment portfolio at their cost basis as of Dec. 31, 2014 was 11.7 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2014 was 11.6 percent. As of Dec. 31, 2014, THL Credit had no loans on non-accrual status. As of Dec. 31, 2014, 72 percent of its debt investments bore interest based on floating rates (subject to interest rate floors), such as LIBOR, and 28 percent bore interest at fixed rates.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Dec. 31, 2015 and 2014 was $23.6 million and $24.1 million, respectively, and consisted of $18.7 million and $20.5 million of interest income on debt securities (which included PIK interest of $1.0 million and $0.6 million and prepayment premiums of $0.1 million and $0.2 million, respectively), $2.3 million and $0.1 million of dividend income, $1.7 million and $2.0 million of interest income on other income-producing securities, and $0.9 million and $1.5 million of other income, primarily related to fees from THL Credit’s managed vehicles, respectively.

The decrease in investment income was primarily due to the contraction of the portfolio between the respective periods as a result of prepayments and sales as well as lower other income related to THL Credit’s managed vehicles. This was offset by $0.9 million of one-time interest income from the recognition of deferred revenue from a prior investment and dividend income from Logan JV and other portfolio investments.

Total investment income for the years ended Dec. 31, 2015 and 2014 was $94.2 million and $91.9 million, respectively, and consisted of $75.7 million and $76.6 million of interest income on debt securities (which included PIK interest of $3.9 million and $2.3 million and prepayment premiums of $0.3 million and $2.5 million, respectively), $4.9 million and $3.1 million of dividend income, $7.8 million and $7.2 million of interest income on other income-producing securities and $5.8 million and $5.0 million of other income, primarily related to fees from THL Credit’s managed vehicles, respectively.

The increase in investment income from 2014 to 2015 was due primarily to the increase in dividend income related to the Logan JV and other income related to fees earned on certain portfolio investments. This increase was offset by lower fees from THL Credit’s managed funds.

Expenses

Expenses for the three months ended Dec. 31, 2015 and 2014 were $11.5 million and $11.7 million, respectively. For the three months ended Dec. 31, 2015 and 2014, base management fees were $2.9 million and $2.8 million, incentive fees were $3.0 million and $3.2 million, administrator and other expenses were $2.2 million and $2.5 million and fees and expenses related to THL Credit’s credit facility were $3.5 million and $3.2 million, respectively. In addition, for the three months ended Dec. 31, 2015 and 2014, THL Credit recorded an income tax (benefit) provision related to its consolidated blocker corporations, excise and other taxes of ($0.1) million and $0.0 million, respectively.

The decrease in operating expenses was due to a decrease in incentive fees as well as administrator and other expenses, as a result of restructuring fees recognized in 2014. This was offset by an increase in borrowing expenses.

Expenses for the years ended Dec. 31, 2015 and 2014 were $46.6 million and $43.7 million, respectively. For the years ended Dec. 31, 2015 and 2014, base management fees were $11.8 million and $11.1 million, incentive fees were $11.9 million and $11.2 million, administrator and other expenses were $8.6 million and $9.3 million and fees and expenses related to THL Credit’s credit facility for the same periods were $14.5 million and $11.1 million, respectively. In addition, for the years ended Dec. 31, 2015 and 2014, THL Credit recorded an income tax (benefit) provision related to its consolidated blocker corporations, excise and other taxes of ($0.2) million and $1.0 million, respectively.

The increase in operating expenses from 2014 to 2015 was due primarily to the increase in interest and fees on borrowings as result of increased credit facility commitments and average outstanding borrowings as well as higher management and incentive fees. These increases were offset by lower other expenses as a result of lower professional fees, related to a restructured investment for the year ended December 31, 2014, and a lower tax provision associated with THL Credit’s blocker corporations.

Net investment income

Net investment income totaled $12.1 million and $12.4 million for the three months ended Dec. 31, 2015 and 2014, or $0.36 and $0.37 per share based upon 33,332,744 and 33,905,202 weighted average common shares outstanding, respectively.

The decrease in net investment income is primarily attributable to lower investment income as a result of portfolio contraction during 2015.

Net investment income totaled $47.6 million and $48.2 million for the years ended Dec. 31, 2015 and 2014, or $1.41 and $1.42 per share based upon 33,636,806 and 33,905,202 weighted average common shares outstanding, respectively.

The decrease in net investment income from 2014 to 2015 was due primarily to the increase in borrowing costs and higher management and incentive fees. The decrease was offset by an increase in investment income from the portfolio and a favorable income tax benefit in 2015 compared to the prior period.

Net realized gains and losses on investments, net of income tax provision

For the three months ended Dec. 31, 2015, THL Credit recognized net realized loss on portfolio investments of $0.1 million, primarily related to the losses on the sale of certain debt and equity investments. For the three months ended Dec. 31, 2014, THL Credit recognized a net realized loss of $11.8 million primarily related to the $11.9 million loss recognized on the conversion of a subordinated debt investment into a controlling equity ownership interest as part of a restructuring.

For the year ended Dec. 31, 2015, THL Credit recognized a realized gain of $0.2 million primarily related to gains from the sale of debt and equity investments, offset by other nominal losses. For the year ended Dec. 31, 2014, THL Credit recognized a realized loss of $12.9 million related primarily to realized losses recognized on converting subordinated debt investments and warrants into controlling equity ownership interests as part of investment restructurings as well as a loss on an escrow.

Net change in unrealized appreciation on investments

For the three months ended Dec. 31, 2015 and 2014, THL Credit’s investment portfolio had a net change in unrealized (depreciation) appreciation of ($15.6) million and $5.2 million, respectively. For the years ended Dec. 31, 2015 and 2014, THL Credit’s investment portfolio had a net change in unrealized (depreciation) appreciation of ($17.9) million and $2.2 million, respectively.

The net change in unrealized appreciation on the investments was driven primarily by changes in the capital market conditions and financial performance of certain portfolio companies, including two portfolio companies where loans are on non-accrual status at December 31, 2015.

Provision for taxes on unrealized gain on investments

For the three months ended Dec. 31, 2015 and 2014, THL Credit recognized a provision for tax on unrealized gains of $0.6 million and $0.8 million related to consolidated subsidiaries, respectively. For the years ended Dec. 31, 2015 and 2014, the provision for taxes on unrealized gain on investments was $1.2 million and $0.2 million, respectively.

The change in provision for tax on unrealized gains on investments relates primarily to changes to the unrealized appreciation of the investments held in taxable consolidated subsidiaries, other temporary differences and the change in prior year estimates received from certain portfolio companies.

Realized and unrealized appreciation (depreciation) on interest rate derivative

For the three months ended Dec. 31, 2015 and 2014, THL Credit’s interest rate derivative agreement had a net change in unrealized appreciation (depreciation) of $0.3 million and ($0.1) million, respectively. For the years ended Dec. 31, 2015 and 2014, THL Credit’s interest rate derivative agreement had a net change in unrealized appreciation (depreciation) of $0.01 million and $0.1 million, respectively.

The net change in unrealized depreciation was due to capital market changes impacting swap rates.

For the three months ended Dec. 31, 2015 and 2014, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.1 million and $0.1 million, respectively. For the years ended Dec. 31, 2015 and 2014, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.4 million and $0.5 million, respectively.

The changes were due to capital market changes impacting swap rates.

Change in net assets resulting from operations

Change in net assets resulting from operations totaled ($4.0) million and $4.7 million, or ($0.12) and $0.13 per share based upon 33,332,744 and 33,905,202 weighted average common shares outstanding, for the three months ended Dec. 31, 2015 and 2014, respectively.

The decrease in net assets resulting from operations for the respective periods is due primarily to unrealized losses in the portfolio.

Net increase in net assets resulting from operations totaled $28.2 million and $36.8 million, or $0.84 and $1.08 per share based upon 33,636,806 and 33,905,202 weighted average common shares outstanding, for the years ended Dec. 31, 2015 and 2014, respectively.

The decrease in net assets resulting from operations between the years ended December 31, 2015 and 2014 is due primarily to unrealized losses in the portfolio and taxes on unrealized gains on investments.

FINANCIAL CONDITION, INCLUDING LIQUIDITY AND CAPITAL RESOURCES

As of Dec. 31, 2015, THL Credit had cash of $3.9 million. THL Credit’s liquidity and capital resources are derived from its credit facilities, equity and debt raises and cash flows from operations, including investment sales and repayments, and income earned. THL Credit’s primary use of funds includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

On Dec. 14, 2015, THL Credit closed a public offering of 6.75% notes due in 2022 (“2022 Notes”), in the aggregate amount of $35.0 million following the underwriters’ exercise of their overallotment option. The net proceeds from the sale of the 2022 Notes, after underwriting discounts, were approximately $34.0 million. THL Credit used all of the net proceeds from this offering to repay a portion of the amounts outstanding under the revolving credit facility.

As of Dec. 31, 2015, THL Credit had $343.7 million in outstanding borrowings, which was comprised of $106.5 million outstanding on the term loan facility and $152.2 million outstanding on the revolving credit facility, and $85.0 million outstanding of notes payable outstanding. As of Dec. 31, 2015, borrowings outstanding had a weighted average interest rate of 3.96 percent. For the year ended Dec. 31, 2015, THL Credit borrowed $166.3 million and repaid $202.5 million under the credit facilities.

For the year ended December 31, 2015, THL operating activities provided cash of $58.5 million primarily from the sales of investments, its financing activities used $36.2 million to repay borrowings on its credit facility, primarily from the net proceeds of the $35.0 million from the 2022 Notes, $45.6 million for distributions to stockholders, $7.3 million to repurchase common stock and $3.2 million for payment of financing and offering costs.

For the year ended Dec. 31, 2014, THL Credit’s operating activities used cash of $95.9 million primarily in connection with the purchase of investments and its financing activities provided cash of $90.6 million from the net borrowings and $50.0 million from the issuance of unsecured notes, and used $46.1 million for distributions to stockholders and $3.7 million for the payment of financing and offering costs.

STOCK REPURCHASE PROGRAM

For the three month period ended Dec. 31, 2015, THL Credit repurchased 0.03 million shares of its common stock at an average price of approximately $10.84 per share, inclusive of commissions, or a weighted average discount to its Sep. 30, 2015 net asset value of 16.9 percent. The total dollar amount of shares repurchased during the three month period ended Dec. 31, 2015 was $0.3 million.

For the year ended Dec. 31, 2015, THL Credit repurchased 0.6 million shares of its common stock at an average price of approximately $12.27 per share, inclusive of commissions, or a weighted average discount to its net asset value of 7.4 percent. The total dollar amount of shares repurchased during the year ended Dec. 31, 2015 was $7.3 million.

These repurchases were completed pursuant to a stock repurchase program authorized by THL Credit’s board of directors on March 6, 2015 that was put into effect in May 2015. This stock repurchase program terminated on March 6, 2016. On March 8, 2016, THL Credit’s board of directors authorized a new $25.0 million stock repurchase program. Unless extended by its board of directors, the stock repurchase program will terminate on March 8, 2017 and may be modified or terminated at any time for any reason without prior notice. The timing and amount of any stock repurchases will depend on the terms and conditions of the repurchase program and no assurances can be given that any particular amount will be purchased. THL Credit has provided its stockholders with notice of its intention to repurchase shares of its common stock in accordance with 1940 Act requirements. THL Credit will retire immediately all such shares of common stock that it purchases in connection with the stock repurchase program.

RECENT DEVELOPMENTS

From Jan. 1, 2016 through March 10, 2016, THL Credit closed two follow-on debt investments totaling $5.2 million in the consumer products and retail and grocery industries. One of the follow-on investments is a fixed rate subordinated debt investment and another is a floating rate first lien senior secured debt investment. The follow-on debt investments have a combined weighted average yield based upon cost at the time of the investment of 13.4%. THL Credit also made a $4.0 million investment in the Logan JV.

On Feb. 16, 2016, THL Credit received proceeds of $7.3 million from the repayment of its second lien investment in Allen Edmonds Corporation at par.

On Feb. 19, 2016, THL Credit received proceeds of $29.0 million from the repayment of its senior secured first lien investment in 20-20 Technologies Inc. at par.

On March 8, 2016, THL Credit’s board of directors authorized a new $25.0 million stock repurchase program that replaced the program that expired on March 6, 2016. The timing and amount of any stock repurchases will depend on the terms and conditions of the repurchase program and no assurances can be given that any particular amount will be purchased. Unless extended by THL Credit’s board of directors, the stock repurchase program will terminate on March 8, 2017 and may be modified or terminated at any time for any reason without prior notice. THL Credit has provided its stockholders with notice of its intention to repurchase shares of its common stock in accordance with 1940 Act requirements. THL Credit will retire immediately all such shares of common stock that it purchased in connection with the stock repurchase program.

On March 8, 2016, THL Credit’s board of directors declared a dividend of $0.34 per share payable on March 31, 2016 to stockholders of record at the close of business on March 21, 2016.

On March 8, 2016, THL Credit’s investment management agreement was re-approved by its board of directors.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on March 11, 2016, at 10:30 a.m. Eastern Standard Time. The conference call will be led by Christopher J. Flynn and Sam W. Tillinghast, co-chief executive officers, and Terrence W. Olson, chief operating officer and chief financial officer.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 50865786. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through March 18, 2016, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 50865786. The replay will also be available on the THL Credit’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2015	December 31, 2014
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $682,065 and $726,811, respectively)	$672,333	$732,862
Controlled investments (cost of $84,773 and $52,208, respectively)	81,823	51,349
Non-controlled, affiliated investments (cost of $7 and $9, respectively)	7	9

Total investments at fair value (cost of $766,845 and $779,028, respectively)	$754,163	$784,220
Cash	3,850	2,656
Deferred financing costs	8,317	7,021
Interest, dividends, and fees receivable	7,060	6,221
Deferred tax assets	1,118	285
Due from affiliate	686	1,216
Other deferred assets	375	600
Receivable for paydown of investments	330	329
Prepaid expenses and other assets	485	399
Receivable for investments sold	—	9,538

Total assets	$776,384	$812,485

Liabilities:
Loans payable	$258,651	$294,851
Notes payable	85,000	50,000
Payable for investment purchased	—	10,400
Accrued incentive fees	4,243	4,175
Deferred tax liability	3,881	2,565
Base management fees payable	2,944	2,810
Accrued expenses and other payables	1,665	1,856
Accrued interest and fees	485	576
Other deferred liabilities	410	1,418
Interest rate derivative	206	213

Total liabilities	357,485	368,864
Net Assets:
Preferred stock, par value $.001 per share, 100,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $.001 per share, 100,000 common shares authorized, 33,311 and 33,905 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	33	34
Paid-in capital in excess of par	441,742	448,726
Net unrealized (depreciation) appreciation on investments, net of provision for taxes of $3,791 and $2,565, respectively	(16,473)	2,627
Net unrealized depreciation on interest rate derivative	(206)	(213)
Accumulated undistributed net realized losses	(14,349)	(13,360)
Accumulated undistributed net investment income	8,152	5,807

Total net assets	418,899	443,621

Total liabilities and net assets	$776,384	$812,485

Net asset value per share	$12.58	$13.08

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the years ended December 31,
	2015	2014	2013
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$82,489	$83,155	$66,787
Dividend income	408	3,125	4,074
Other income	3,482	1,891	790
From non-controlled, affiliated investments:
Other income	2,228	2,997	2,999
From controlled investments:
Interest income	949	610	—
Dividend income	4,489	—	—
Other income	150	150	—

Total investment income	94,195	91,928	74,650
Expenses:
Interest and fees on borrowings	12,566	9,781	5,623
Base management fees	11,825	11,142	7,521
Incentive fees	11,894	11,184	10,682
Administrator expenses	3,677	3,780	3,608
Other general and administrative expenses	2,604	2,738	1,977
Amortization of deferred financing costs	1,894	1,351	1,470
Professional fees	1,518	2,096	1,288
Directors’ fees	888	626	581

Total expenses	46,866	42,698	32,750
Income tax (benefit) provision, excise and other taxes	(243)	1,040	511

Net investment income	47,572	48,190	41,389
Realized Gain and Change in Unrealized Appreciation on Investments:
Net realized gain (loss) on investments:
Non-controlled, non-affiliated investments	170	(12,855)	2,604
Controlled investments	20	—	—

Net realized gain (loss) on investments	190	(12,855)	2,604

Net change in unrealized (depreciation) appreciation on investments:
Non-controlled, non-affiliated investments	(15,784)	3,102	309
Controlled investments	(2,091)	(859)	—

Net change in unrealized (depreciation) appreciation on investments	(17,875)	2,243	309

Net realized and unrealized gain (loss) from investments	(17,685)	(10,612)	2,913
Provision for taxes on realized gain on investments	(8)	(249)	—
Provision for taxes on unrealized gain on investments	(1,226)	(151)	(1,960)
Interest rate derivative periodic interest payments, net	(443)	(458)	(433)
Net change in unrealized appreciation (depreciation) on interest rate derivative	7	71	769

Net increase in net assets resulting from operations	$28,217	$36,791	$42,678

Net investment income per common share:
Basic and diluted	$1.41	$1.42	$1.37
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.84	$1.08	$1.41
Dividends declared and paid
Weighted average shares of common stock outstanding:
Basic and diluted	33,637	33,905	30,287

ABOUT THL CREDIT

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through privately negotiated investments in debt and equity securities of lower middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Chicago, Houston, Los Angeles and New York. THL Credit is a direct lender to lower middle market companies that invests primarily in directly originated first lien and second lien secured loans, including through unitranche investments. In certain instances, THL Credit also makes subordinated debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities, and direct equity co-investments. THL Credit targets investments primarily in lower middle market companies with annual EBITDA generally between $5 million and $25 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

ABOUT THL CREDIT ADVISORS LLC

THL Credit Advisors LLC (“THL Credit Advisors”) is an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit Advisors and its subsidiary maintain a variety of advisory and sub-advisory relationships across their investment platforms, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end management investment company.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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